OrthoPediatrics Corp. Commences Initial U.S. Launch of ApiFix’s FDA-Approved Spinal Deformity Correction System

ApiFix, the only posterior motion-preserving scoliosis correction technology available in the U.S., provides unique advantages for treating progressive adolescent idiopathic scoliosis

WARSAW, Indiana, June 10, 2020 — OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq:KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, is pleased to announce the initial U.S. launch of the ApiFix Minimally Invasive Deformity Correction (“ApiFix”) system. Additionally, the Company anticipates approximately 20 leading clinical centers in the United States to enter data related to the use of the ApiFix system into a post-approval study registry hosted by the Pediatric Spine Study Group in order to continue monitoring the safety and probable benefit of the device for the treatment of progressive adolescent idiopathic scoliosis (“AIS”).

The ApiFix technology is a posterior dynamic deformity correction system approved for use in AIS patients with Lenke type 1 and Lenke type 5 curves of 40° to 60° and acts as an internal brace implanted unilaterally on the concave aspect of the curvature. It enables surgeons to perform a unique treatment and provide permanent curve correction while retaining spine flexibility, all via a less invasive surgical procedure compared to spinal fusion. Patient recovery is relatively pain-free and is measured in days, not months. The ApiFix system offers a patented unidirectional, self-adjusting rod mechanism and motion-preserving polyaxial joints, allowing additional post-operative correction over time.

Paul Mraz, Senior Vice President of OrthoPediatrics and former President and CEO of ApiFix Ltd. commented, “ApiFix’s novel approach to correcting spinal deformity is a welcome medical advancement that has the ability to disrupt the continuum of care for scoliosis treatment in certain pediatric patients. Its elegant design and biomechanical considerations combined with the simplistic posterior approach is unmatched and provides a superior technology for treating AIS. Now that the pause of elective surgeries due to COVID-19 is lifting, we look forward to initiating the commercial availability of the procedure in the United States and anticipate the first procedures to be performed in the coming weeks.”

Jeff Smithey, Vice President of Spine at OrthoPediatrics added, “We are excited to begin providing access for this game-changing technology to children in the U.S. who are dealing with progressive scoliosis. The ApiFix system fills a major treatment gap after failed bracing and offers a viable treatment alternative potentially allowing patients to avoid fusion surgery with what we believe to be the least invasive surgical procedure for correcting scoliosis available in the world.”

ApiFix‘s unique technology is supported by strong intellectual property protection, including 46 U.S. and international patents granted and 25 patent applications worldwide. ApiFix, a leader in motion-preserving scoliosis correction, was recently acquired by OrthoPediatrics in April 2020 and operates as a wholly-owned subsidiary based in Israel.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 35 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States. OrthoPediatrics acquired ApiFix Ltd. in April, 2020. The ApiFix system has FDA and CE Mark approvals and is now available in the USA, Canada, Europe, Israel, and Singapore. For more information, please visit www.orthopediatrics.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 5, 2020, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SCOLIOSIS	SPORTS MEDICINE	CLINICAL EDUCATION